UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2009

Alliant Energy Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	1-9894	39-1380265
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4902 N. Biltmore Lane, Madison, Wisconsin 53718

(Address of principal executive offices, including zip code)

(608) 458-3311

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Item 8.01.	Other Events.

On September 29, 2009, Alliant Energy Corporation (the “Company”) issued a press release announcing the results achieved as of 5:00 p.m., New York City time, on September 28, 2009 (the “Early Tender Date”) for the previously announced cash tender offer and consent solicitation for any and all of the outstanding Exchangeable Senior Notes due 2030 (“the Notes”) and that the Company has received the requisite consents to enter into a supplemental indenture with respect to the Notes (the “Sixth Supplemental Indenture”).

As of the Early Tender Date, the Company had received valid tenders and consents from holders of approximately $402.3 million aggregate principal amount of Notes (or 5,938,660 Notes), which represents 99.96% of the approximately $402.5 million aggregate principal amount of Notes outstanding (or 5,940,960 Notes). As a result of receiving the requisite consents constituting a majority in aggregate principal amount of the outstanding Notes, the Company and the trustee for the Notes entered into the Sixth Supplemental Indenture on September 28, 2009 that (i) waives an alleged default under the indenture for the Notes asserted in a notice of default from the trustee and its consequences; (ii) rescinds the notice of acceleration from the trustee, which declared the full principal amount of the Notes due and payable, and its consequences; (iii) stipulates that the Company’s assumption of the obligations of Alliant Energy Resources under the indenture and the Notes and Alliant Energy Resources’ release from its obligations under the indenture and the Notes were deemed to have been effective on November 25, 2008; (iv) authorizes the filing of a stipulation of dismissal with prejudice in federal court with respect to related litigation by the trustee with respect to the Notes; and (v) approves amendments to the indenture that eliminate substantially all of the covenants and certain of the events of default contained in the indenture.

The Sixth Supplemental Indenture provisions described above became operative when the Company accepted for payment all Notes validly tendered (and not validly withdrawn) prior to the Early Tender Date. The Company made payment on September 29, 2009 for Notes validly tendered (and not validly withdrawn) prior to the Early Tender Date using approximately $68.8 million of cash on hand and $170.0 million of borrowings under a term loan facility it entered into in connection with the tender offer. The Company filed in federal court on September 29, 2009 the stipulation of dismissal to end the litigation by the trustee with respect to the Notes.

The Company also announced that it is amending the terms of the tender offer to provide that, subject to the terms and conditions of the tender offer, it will pay the total consideration of $40.00 per Note (including the early tender payment of $2.00 per Note) to all holders of Notes who validly tender their Notes after the Early Tender Date and prior to 5:00 p.m., New York City time, on October 15, 2009, unless extended or earlier terminated by the Company.

The Sixth Supplemental Indenture and the press release are filed herewith as Exhibit 4.1 and Exhibit 99.1, respectively, and incorporated by reference herein.

This Current Report on Form 8-K shall not constitute an offer to purchase nor a solicitation of acceptance of the offer to purchase the Notes, which are being made only pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement, dated September 16, 2009, as amended by the press release dated September 29, 2009.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibits are being filed herewith:

(4.1)	Sixth Supplemental Indenture, dated September 28, 2009, to the Indenture, dated as of November 4, 1999, between Alliant Energy Corporation and U.S. Bank National Association, as Trustee.

(99.1)	Press release of Alliant Energy Corporation dated September 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT ENERGY CORPORATION

Date: September 29, 2009	By:	/s/ Patricia L. Kampling
Patricia L. Kampling
Vice President - Chief Financial Officer
and Treasurer

ALLIANT ENERGY CORPORATION

Exhibit Index to Current Report on Form 8-K

Dated September 28, 2009

Exhibit Number
(4.1)	Sixth Supplemental Indenture, dated September 28, 2009, to the Indenture, dated as of November 4, 1999, between Alliant Energy Corporation and U.S. Bank National Association, as Trustee.

(99.1)	Press release of Alliant Energy Corporation dated September 29, 2009.